EXHIBIT 11

                             DOCUCON, INCORPORATED
                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

                                                                 THREE MONTHS
                                                                ENDED MARCH 31
                                                       ------------------------------
                                                           2000               1999
                                                       -----------        -----------

COMPUTATION OF BASIC LOSS PER SHARE:
  Net loss ........................................    $(1,010,440)       $(1,138,943)
   Less- Preferred stock dividend requirements ....         (4,813)            (4,813)
                                                       -----------        -----------

  Net loss applicable to common stockholders ......    $(1,015,253)       $(1,143,756)
                                                       ===========        ===========

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
  OUTSTANDING .....................................      3,508,767          3,303,546
                                                       ===========        ===========

BASIC LOSS PER COMMON SHARE .......................    $      (.29)       $      (.35)
                                                       ===========        ===========

COMPUTATION OF DILUTED LOSS PER SHARE:
  Net loss ........................................    $(1,010,440)       $(1,138,943)
  Preferred stock dividend requirements ...........         (4,813)            (4,813)
  Preferred stock dividends not incurred upon
   assumed conversion of preferred stock ..........          4,813              4,813
                                                       -----------        -----------


Net loss applicable to common stockholders used
   for computation ................................    $(1,010,440)       $(1,138,943)
                                                       ===========        ===========


Weighted average number of shares of common
   stock outstanding ..............................      3,508,767          3,303,546

Weighted average incremental shares outstanding
   upon assumed conversion of options and
   warrants .......................................        114,811                322

Weighted average incremental shares outstanding
   upon assumed conversion of the preferred stock .         58,331             58,331
                                                       -----------        -----------

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
  AND COMMON STOCK EQUIVALENTS OUTSTANDING USED FOR
  COMPUTATION .....................................      3,681,909          3,362,199
                                                       ===========        ===========

DILUTED LOSS PER COMMON SHARE AND COMMON SHARE
  EQUIVALENTS .....................................    $      (.27)(a)    $      (.34)(a)
                                                       ===========        ===========

(a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.

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